SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549

                            ------------------------


                                   FORM 8 - K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): November 20, 1998


                              Data I/O Corporation
             (Exact name of registrant as specified in its charter)


                                   Washington
                 (State of other jurisdiction of incorporation)


                 0-10394                       91-0864123
        (Commission File Number)     (IRS Employer Identification No.)


                 10525 Willows Road N.E., Redmond, WA 98073-9746
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (425) 881-6444


                                 Not Applicable
          (Former name or former address, if changed since last report)


                                Page 1 of 3 Pages


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Item 5.  Other Events


In a press release dated November 20, 1998, which is included below, Data
I/O Corporation announced the completion of its acquisition of SMS, the leading European-based programming equipment company.


FOR IMMEDIATE RELEASE

For more information contact:

David C. Bullis                                   Joel S. Hatlen
President/CEO                                     Vice President/CFO, Data I/O
(425) 881-6444                                    (425)881-6444


                   DATA I/O COMPLETES ACQUISITION OF LARGEST
                  EUROPEAN-BASED PROGRAMMING EQUIPMENT COMPANY

Redmond, Wash. (November 20, 1998) -- Data I/O(R) Corporation, a worldwide leader in programmable integrated circuit technology, has announced that it has completed its acquisition of SMS, the leading European-based programming equipment company.

Today's announcement concludes an agreement in principle that Data I/O announced it signed earlier this month with SMS, the largest European programming company and its controlling shareholder Alpha Associes S.A. SMS, a privately-held company headquartered in Wangen, Germany, specializes in device programmers for engineering and manufacturing, with 1997 revenues of approximately $5 million.

"We are excited about completing the deal and the enhanced ability to compete by working together," said Dave Bullis, president and chief executive officer of Data I/O Corporation. "The acquisition of SMS strengthens the Data I/O product line, particularly in gang logic programmers and automated handlers."


About Data I/O

The market leader for more than 25 years, Data I/O Corporation is the world leader in device programming and handling solutions, providing the most comprehensive product offering from design through manufacturing of programmable integrated circuits. It is the first device programming systems supplier to receive ISO 9001 certification. The company, which is publicly traded (NASDAQ:
DAIO), is headquartered in Redmond, Wash., and has sales and service offices worldwide. The company's worldwide web address is http://www.data-io.com.



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SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    Data I/O Corporation


December 3, 1998                    By /s/Joel S. Hatlen
                                    -----------------
                                    Joel S. Hatlen
                                    Vice President - Finance
                                    Chief Financial Officer
                                    Secretary and Treasurer